Exhibit 16.1

[Ernst & Young LLP Letterhead]

May 4, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 4, 2015, of RPM International Inc. and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4.01(a) and the last sentence of Item 4.01(b)(i). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP